Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Shenzhen iASPEC Software Engineering Co. Limited
(Incorporated in the People’ s Republic of China)

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated August 11, 2006, relating to the financial position of Shenzhen iASPEC Software Engineering Co. Limited, as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, which appears in China Public Security Technology, Inc.’ s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 16, 2007 (File No. 333-132119).

Madsen & Associates CPAs, Inc.

MADSEN & ASSOCIATES CPAs, INC.
Murray, Utah
June 26, 2007